UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                Amendment No. _



                        Resource Asset Investment Trust
            ------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                    761196104
            ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

     | x |      Rule 13d-1(b)

     |   |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 10 Pages

CUSIP NO. 761196104            13G                    PAGE  2  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         344,575



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               344,575
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,575



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.59%


12   TYPE OF REPORTING PERSON*

     HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 761196104                 13G                  PAGE  3  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FBR Asset Investment Corporation
     54-1873198


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         344,575



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               344,575
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,575



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.59%


12   TYPE OF REPORTING PERSON*

     IA


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 761196104             13G                  PAGE  4  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               344,575
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         344,575



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,575



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.59%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 761196104               13G                 PAGE  5  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               344,575
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         344,575


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,575



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.59%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 761196104                 13G                 PAGE 6  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W. Russell Ramsey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               344,575
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         344,575



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     344,575



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.59%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.    (a).    Name of Issuer: Resource Asset Investment Trust



           (b).    Address of Issuer's Principal Executive Offices:

                   1845 Walnut Street, 10th Fl
                   Philadelphia, PA  19103

Item 2.    (a).    Name of Person Filing:

                   Friedman, Billings, Ramsey Group, Inc.


          (b).     Address of Principal Business Office or, if none,
                   Residence:

                   1001 19th Street North
                   Arlington, VA 22209-1710



                                Page 7 of 10 Pages

Item 2.    (c).    Citizenship: Virginia


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 761196104


Item 3.          If this statement is filed pursuant to sections
                 240.13d-1(b) or 240.13d-2(b) or (c), check whether
                 the person filing is a:

                 (a)     [ ] Broker or dealer registered under section 15
                             of the Act (15 U.S.C. 78o);
                 (b)     [ ] Bank as defined in section 3(a)(6) of the
                             Act (15 U.S.C. 78c);
                 (c)     [ ] Insurance  company  as  defined  in  section
                             3(a)(19) of the Act (15 U.S.C. 78c.);
                 (d)     [ ] Investment company registered under section 8
                             of the Investment Company Act of 1940
                             (15 U.S.C.80a-8);
                 (e)     [ ] An  investment  adviser  in  accordance  with
                             section 240.13d-1(b)(1)(ii)(E);
                 (f)     [ ] An employee benefit plan or endowment fund in
                             accordance with section 240.13d-1(b)(1)(ii)
                             (F);
                 (g)     [X] A parent holding company or control person in
                             accordance with section 240.13d-1(b)(1)(ii)
                             (G);
                 (h)     [ ] A savings associations as defined in
                             section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
                 (i)     [ ] A  church  plan  that is  excluded  from  the
                             definition of an investment company under
                             section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                 (j)     [ ] Group, in  accordance with section 240.13d-1
                             (b)(1) (ii)(J).



Item 4.            Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 344,575.


           (b).    Percent of class: 5.59%


           (c).    Number of shares as to which the person has:

                 (i)      Sole power to vote or to direct the vote  344,575.

                 (ii)     Shared power to vote or to direct the vote     0.

                 (iii)    Sole power to dispose or to direct the
                          disposition of                            344,575.

                 (iv)     Shared power to dispose or to direct the
                          disposition of                                 0.


                                Page 8 of 10 Pages

Item 5.            Ownership of Five Percent or Less of a  Class:

                   Not Applicable.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   FBR Asset Investment Corporation, a Delaware corporation, managed by Friedman, Billings, Ramsey Investment Management, Inc.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Friedman Billings Ramsey & Co., Inc.                    3(a)

                   FBR Asset Investment Corporation

                   Friedman, Billings, Ramsey Investment Management, Inc.  3(e)



Item 8.            Identification and Classification of Members of the
                   Group:

                   Not Applicable


                                Page 9 of 10 Pages

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.


Dated:   February 16, 1999            By: /s/ Emanuel J. Friedman
                                      ---------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman


Dated:   February 16, 1999            FBR ASSET INVESTMENT CORPORATION


                                      By:  /s/ William R. Swanson
                                      ----------------------------------
                                      Name:  William R. Swanson
                                      Title: Executive Vice President



Dated:   February 16, 1999            /s/ Eric F. Billings
                                      ----------------------------------
                                      Eric F. Billings



                                      /s/ Emanuel J. Friedman
Dated:   February 16, 1999            ----------------------------------
                                      Emanuel J. Friedman




                                      /s/ W. Russell Ramsey
Dated:   February 16, 1999            ----------------------------------
                                      W. Russell Ramsey



                               Page 10 of 10 Pages